Exhibit 16.1

March 13, 2015
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 13, 2015, of Cross Country Healthcare, Inc. and are in agreement with the statements contained in the first, second, third and fourth paragraphs on page 2 therein except that we are not in a position to agree or disagree with the Company’s statement that the decision to change principal accountants was approved by the Company’s Audit Committee of the Board of Directors and its Board of Directors. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant’s statement concerning the lack of internal control to prepare financial statements, included in the third paragraph on page 2 therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant’s 2014 and 2013 financial statements.

/s/ Ernst & Young LLP